UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2023

Commission file number 001-38265

nVent Electric plc

(Exact name of Registrant as specified in its charter)

Ireland	98-1391970
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification number)

The Mille, 1000 Great West Road, 8th Floor (East), London, TW8 9DW, United Kingdom

(Address of principal executive offices)

Registrant's telephone number, including area code: 44-20-3966-0279

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Ordinary Shares, nominal value $0.01 per share	NVT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	Entry into a Material Definitive Agreement.

On April 1, 2023, nVent Electric plc (the “Company”) entered into a Merger Agreement with ECM Investors, LLC (“ECM Investors”), Sentinel ECM Blocker, Inc. (“Blocker Corp”), Lionel Acquisition Co., a subsidiary of the Company (“Purchaser”), Everest Blocker Holding, Inc., a subsidiary of the Company (“Blocker Purchaser”), Everest Acquisition Merger Sub, LLC, a subsidiary of the Company (“Merger Sub”), Everest Blocker Merger Sub, Inc., a subsidiary of the Company (“Blocker Merger Sub”), and Sentinel Capital Partners L.L.C. (the “Merger Agreement”).

Pursuant to the Merger Agreement, (i) Blocker Merger Sub will merge with and into Blocker Corp, with Blocker Corp surviving as a subsidiary of Blocker Purchaser (“Blocker Merger”) and (ii) Merger Sub will merge with and into ECM Investors, with ECM Investors surviving as a subsidiary of Purchaser, as a result of which the Company will indirectly own all of the equity interests of Blocker Corp and ECM Investors, which is the parent of ECM Industries, LLC, for an aggregate purchase price of $1.1 billion, subject to customary adjustments contemplated by the Merger Agreement (the “Acquisition”). The Company expects to fund the Acquisition with a combination of available cash on hand and new debt.

The Merger Agreement provides for customary representations, warranties and covenants. Closing under the Merger Agreement is subject to conditions, including (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (ii) the absence of any law or order issued by any court or governmental authority preventing consummation of the transactions contemplated by the Merger Agreement; (iii) subject to certain exceptions, the accuracy of the representations and warranties of, and compliance with covenants by, each of the parties to the Merger Agreement; and (iv) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) since the date of the Merger Agreement.

The Merger Agreement also contains certain termination rights for each party, including the right of each party to terminate the Merger Agreement on or after September 28, 2023 if the closing of the Acquisition has not occurred by that date, subject to the right to extend such date by 60 days in certain circumstances. The Acquisition is anticipated to close in the second quarter of 2023, subject to satisfaction of the closing conditions.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed herewith as Exhibit 10.1.

ITEM 8.01	Other Information.

In connection with entering into the Merger Agreement, the Company and nVent Finance S.à r.l., a subsidiary of the Company, entered into a commitment letter, dated April 1, 2023 (the “Commitment Letter”), with JPMorgan Chase Bank, N.A. (“JPMorgan”), pursuant to which, among other things, JPMorgan has committed to provide debt financing for the Acquisition, consisting of a senior unsecured bridge facility of up to $800 million (the “Bridge Facility”), on the terms and subject to the conditions set forth in the Commitment Letter. The Bridge Facility will be subject to mandatory reduction and prepayment for 100% of the net cash proceeds from the issuance of any debt and other securities of the Company, other specified events and a new senior term loan facility, subject to certain exceptions. The obligation of JPMorgan to provide the Bridge Facility is subject to a number of customary conditions.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The exhibits listed in the Exhibit Index below are filed as part of this report.

Exhibit Index

Exhibit Number	Description

10.1	Merger Agreement, dated April 1, 2023, by and among ECM Investors, LLC, Sentinel ECM Blocker, Inc., Lionel Acquisition Co., Everest Blocker Holding, Inc., Everest Acquisition Merger Sub, LLC, Everest Blocker Merger Sub, Inc., nVent Electric plc and Sentinel Capital Partners, L.L.C.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, on April 4, 2023.

nVent Electric plc
Registrant

By:	/s/ Sara. E Zawoyski
Sara E. Zawoyski
Executive Vice President and Chief Financial Officer